Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 14, 2009 included in the Form S-4 Registration Statement and related Information Statement/Prospectus of Charmed Homes Inc. for the registration of shares of its common stock. We also consent to the reference to our firm under the caption “Experts”.

/s/ Manning Elliott LLP

Vancouver, Canada
May 15, 2009